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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration File No.: 333-77117

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES -- SUPPLEMENT DATED MAY 10, 2000, TO PROSPECTUSES FOR:

o  AMERICAN DENTAL ASSOCIATION                       AMERICAN DENTAL ASSOCIATION
   MEMBERS RETIREMENT PROGRAM                        MEMBERS RETIREMENT PROGRAM
                                                     (STATE STREET)

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This supplement modifies certain information in the above-referenced
Prospectuses to correct errors, which appears in the chart under "Program expense charge" in "Charges and expenses" in the Prospectuses. The following corrections will conform the information under this section, to the correct information that appears in the chart under "Fee table" in the Prospectuses.Unless otherwise indicated, all other information included in the Prospectuses remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectuses.

1. The chart under "Program expense charge" in "Charges and expenses" in each Prospectus has been modified in its entirety as follows:

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                           Annual Program Expense Charge*
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Value of Program Assets    Equitable Life          ADA            Total
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First $400 million         .600%                  .025%           .625%
Over $400 million          .600                   .020            .620
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*The Program expense charge is determined by negotiation between us and the
Trustees. The charge is primarily based on a formula that gives effect to total Program assets and the number of plans enrolled in the Program. Currently, the portion paid to the ADA has been reduced to 0.015% for all asset levels, but the ADA's portion could be increased in the future. For the 12 months beginning May 1, 2000, the total Program expense charge is 0.615%